Exhibit 99.1

Revlon Board Receives Proposal from MacAndrews & Forbes for Revlon to Issue New Preferred Stock in Exchange for Publicly Held Class A Common Stock

NEW YORK--(BUSINESS WIRE)--April 20, 2009--Revlon, Inc. (NYSE: REV) (the "Company") today announced that the independent members of its Board of Directors have received a proposal from MacAndrews & Forbes Holdings Inc., the holder of approximately 75% of the combined voting power of Revlon. MacAndrews & Forbes has proposed a transaction pursuant to which all of the outstanding shares of Revlon's Class A common stock not currently held by MacAndrews & Forbes and its affiliates would be converted into shares of a newly-issued series of voting preferred stock of Revlon having an aggregate liquidation preference of $75 million (or approximately $3.74 per share, based upon 20.042 million shares not currently held by MacAndrews & Forbes and its affiliates). The preferred stock would pay an annual cash dividend of 12.5%, payable quarterly, and would be redeemed four years from its date of issuance at the liquidation preference, plus accrued and unpaid dividends. While MacAndrews & Forbes has stated in its proposal that it has no present intention to dispose of its equity stake in Revlon, in the event of a sale of the Company within two years of issuance of the preferred stock, the preferred stock would be entitled to participate with the common stock to a limited extent, and in the event no such transaction occurs, the holder of each share of preferred stock would be entitled to receive an additional payment of $1 per share two years after issuance of the preferred stock. In connection with the transaction, MacAndrews & Forbes proposes to contribute to Revlon $75 million of the $107 million senior subordinated term loan that is due to it from Revlon's wholly owned subsidiary, Revlon Consumer Products Corporation, and to amend the term loan to extend its maturity to 2013 and to increase its interest rate to 12.5%.

Revlon's Board of Directors will review the terms of the proposal submitted by MacAndrews & Forbes and determine an appropriate course of action.

The proposal is non-binding, and there can be no assurance that any transaction will be completed or, if completed, of its terms, pricing or timing. Revlon will not be providing any further information at this time and assumes no obligation to update with respect to any developments.

About Revlon

Revlon is a worldwide cosmetics, hair color, beauty tools, fragrances, skincare, anti-perspirants/deodorants and personal care products company. The Company’s vision is to provide glamour, excitement and innovation to consumers through high-quality products at affordable prices. Websites featuring current product and promotional information can be reached at www.revlon.com, www.almay.com and www.mitchumman.com. Corporate and investor relations information can be accessed at www.revloninc.com. The Company’s brands, which are sold worldwide, include Revlon®, Almay®, ColorSilk®, Mitchum®, Charlie®, Gatineau® and Ultima II®.

CONTACT:
Investor Relations & Media:
Abbe F. Goldstein, CFA
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